Exhibit 99.1

CTC MEDIA ANNOUNCES RESULTS OF
SPECIAL MEETING OF STOCKHOLDERS

Moscow, Russia — December 17, 2015 — CTC Media, Inc. (NASDAQ: CTCM), Russia’s leading independent media company, announced the results of its special meeting of stockholders held today. All proposed resolutions were approved.

Natasha Tsukanova, Co-Chairman of the Board commented: “We are delighted that our stockholders have approved the sale of a 75% interest in our operating business in advance of the effectiveness of the foreign ownership limitations imposed by the Russian Mass Media Law. We are also pleased that stockholders have approved a subsequent merger transaction that will allow us to return value in cash to stockholders, assuming receipt of a license from the Office of Foreign Assets Control of the U.S. Treasury Department, which is still pending.”

The following are the voting results with respect to the proposals submitted to the Company’s stockholders at the special meeting:

Proposal One — Sale of 75% of the Participation Interests in CTC Investments LLC

Regarding the proposal to sell 75% of the outstanding participation interests in CTC Investments LLC (“CTC Investments”) to UTV-Management LLC (“UTV-Management”) and the issuance of an additional, new participation in CTC Investments to UTV-Management or its affiliate following the closing of the sale:

97,811,695 shares voted for

323,198 shares voted against

30,866 shares abstained

Proposal Two — Adoption of the Agreement and Plan of Merger

Regarding the proposal to adopt the agreement and plan of merger, dated November 16, 2015, between CTC Media, Inc. and CTCM Merger Sub, Inc.:

84,911,056 shares voted for

13,187,918 shares voted against

66,785 shares abstained

Proposal Three — Advisory Vote on Executive Compensation

Regarding the proposal to approve (on an advisory, non-binding basis) executive compensation payable in connection with the Sale:

92,936,347 shares voted for

4,806,650 shares voted against

422,762 shares abstained

The sale was approved by 62.66% of the outstanding shares and the merger was approved by 54.39% of the outstanding shares. There were 156,103,854 shares of common stock outstanding as of the record date for the special meeting, and holders of 98,165,759 shares of common stock were present in person or represented by proxy as the special meeting. Telcrest Investments Limited, which holds approximately 25% of the Company’s outstanding common stock, did not vote on the proposals as its shares have been identified as blocked property pursuant to applicable sanctions associated with the Specially Designated Nationals and Blocked Persons List of the U.S. Department of the Treasury, Office of Foreign Assets Control.

The Company currently anticipates that the sale to UTH will close on or about December 21, 2015. Assuming the receipt of a license from OFAC, the Company anticipates that the merger will close in the first quarter of 2016.

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About CTC Media

CTC Media is the leading Russian independent media company. The group manages four television channels in Russia (CTC, Domashniy, Che and CTC Love), as well as Channel 31 in Kazakhstan. The international version of CTC Channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. The international version of Peretz is available in Belarus and in Kyrgyzstan as well. CTC Media also owns several digital entertainment media assets including videomore.ru, domashniy.ru, ctc.ru, chetv.ru and CarambaTV. CTC Media is traded on NASDAQ under the symbol CTCM.

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

+7 495 981 0740
ir@ctcmedia.ru

Media Relations

+7 (495) 785 63 47

pr@ctcmedia.ru